July 2, 2018

Plantronics Completes Acquisition of Polycom

SANTA CRUZ, Calif., July 2, 2018 (GLOBE NEWSWIRE) -- Plantronics (NYSE: PLT) announced today that it has completed its acquisition of Polycom. The acquisition of Polycom will accelerate and expand Plantronics’ vision and enable it to deliver the broadest portfolio of end points in the Unified Communications and Collaboration (UCC) ecosystem.

“We are pleased that Plantronics and Polycom are moving ahead as one company focused on putting people at the center of every collaboration experience,” stated Joe Burton, Plantronics’ President and Chief Executive Officer. “Plantronics now offers an unparalleled portfolio of integrated, intelligent solutions that spans headsets, software, desk phones, audio and video conferencing, and cloud services. This combined offering empowers people with the tools and flexibility they need to create the best experience when connecting to what is most important to them.”

UCC and team collaboration technology are unlocking human potential at work and at home. With this acquisition, Plantronics is focused on voice, video, content, and cloud solutions for every place that technology touches people as they work, share, collaborate, and play. As trends in enterprise communications move toward open work spaces and flexible work arrangements, the ecosystem of platforms and devices continues to expand. With the addition of Polycom’s leading portfolio, Plantronics can offer a premium experience regardless of the UCC solutions selected by the customer.

“The combination of Plantronics and Polycom comes at a critical time when customers are searching for high-quality audio and video solutions that are easy to buy, easy to use, and easy to manage,” said Ira M. Weinstein, Founder, Recon Research. “The company’s offerings work with on-premises, cloud (service provider) and hybrid platforms, giving customers the flexibility to choose their deployment method and cloud migration timing.  In addition, its global channel and technology partner ecosystem fosters both innovation and global reach. We’re expecting great things in the future from the new and expanded Plantronics.”

Plantronics expects the acquisition to be immediately accretive to Non-GAAP earnings per share and believes it can achieve annual run-rate cost synergies of $75 million within 12 months. Non-GAAP earnings per share may exclude charges related to stock-based compensation, purchase accounting adjustments, acquisition and integration costs, restructuring and other related charges, litigation settlements, as well as the tax impact of these items and any discrete tax adjustments.

Under terms of the acquisition agreement, Plantronics acquired Polycom at a $2.0 billion enterprise value with the total consideration consisting of approximately $1.638 billion in cash and 6.352 million Plantronics shares, resulting in Triangle Private Holdings II, LLC, which was Polycom’s sole shareholder, owning approximately 16.0% of Plantronics following the acquisition. Under the terms of the transaction, Frank Baker, Co-Founder and Managing Partner, Siris Capital Group (an affiliate of Triangle Private Holdings II, LLC), and Daniel Moloney, Executive Partner, Siris Capital Group, were appointed to Plantronics Board of Directors and have been nominated for election by Plantronics’ stockholders at the 2018 Annual Meeting of Stockholders.

In conjunction with the closing of the acquisition, Plantronics today completed the financing of the transaction through a $1.275 billion term loan priced at LIBOR plus 250 bps, maturing in July 2025 (“Term Loan”). Proceeds of the Term Loan, along with cash on hand, were used to finance the acquisition as well as pay related fees and expenses. Additionally, Plantronics concurrently replaced its existing $100 million credit facility with Wells Fargo Bank, N.A. (“Wells Fargo”), with a new $100 million credit facility. Wells Fargo led the new Term Loan facility, as well as the replacement of the existing credit facility and will act as administrative agent for both the Term Loan and new credit facility. Foley & Lardner LLP acted as outside legal counsel for Plantronics. Further details regarding the terms of the Term Loan and new credit facility are outlined in Plantronics’ Current Report on Form 8-K to be filed today with the Securities and Exchange Commission.

Q1 Fiscal Year 2019 Earnings Release Date

Plantronics will release financial results for its fiscal Q1 2019 on August 7, 2018. Given that the acquisition closed after the quarter ended, Plantronics will issue financial results on a standalone basis for the quarter, but intends to issue guidance for the September quarter on a combined basis.

Forward Looking Statements

This press release, together with other statements and information publicly disseminated by Plantronics, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended , including statements relating to: (i) potential accretion from the transaction; (ii) expected synergies; (iii) benefits to our business, partners and users that we expect from the acquisition; (iv) expectations regarding timing; and (v) expectations and targets regarding cash flow and debt repayments, in addition to other matters discussed in this press release that are not purely historical data. We do not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contemplated by such statements. Among the factors that could cause actual results to differ materially from those contemplated are:

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the ability to: (i) realize expected synergies or operating efficiencies within the expected time-frames or not at all and (ii) integrate Polycom's business in a timely and cost-efficient manner without adversely impacting operations, including new product launches;

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the effect of the acquisition on (i) relationships with the combined company’s historical customers, suppliers and strategic partners and their operating results and businesses generally (including the diversion of management time on integration-related issues), (ii) competition and competitive strategies, including each party’s historical competitors, and (iii) the combined company’s ability to retain and hire key personnel;

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the possibility that pending and unforeseen Polycom legal and regulatory enforcement may adversely impact the results of the combined company in amounts exceeding or otherwise not within the scope of Plantronics indemnification rights under the acquisition agreement;

•	the risks associated with the increased leverage undertaken by the company as a result of the acquisition;

•	the potential negative effects of the acquisition on the market price of the company’s common stock, particularly in light of the issuance of stock in the transaction;

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risks relating to our financial reporting including those resulting from the adoption of new accounting pronouncements and associated system implementation in the context of the acquisition, our ability to forecast financial results of the combined company and the risk that reporting system integration could impact our ability to make timely and accurate SEC filings;

•	the potential impact of the acquisition on our future tax rate and payments based on the consolidation of the global group and our ability to quickly integrate foreign operations;

•	the challenges of integrating the supply chains of the two companies;

•	the potential that our due diligence did not uncover risks and potential liabilities associated with Polycom;

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our ability to realize and achieve positive financial results projected to arise in the Enterprise market from UCC adoption could be adversely affected by a variety of factors including the following: (i) as UCC become more widely adopted, the risk that competitors will offer solutions that will effectively commoditize our product and service offerings which, in turn, will reduce the sales prices for our products and services; (ii) our plans are dependent upon adoption of our UCC solutions by major platform providers and strategic partners such as Microsoft Corporation, Cisco Systems, Inc., Avaya, Inc., Alcatel-Lucent, and Huawei, and our influence over such providers with respect to the functionality of their platforms or their product offerings, their rate of deployment, and their willingness to integrate their platforms and product offerings with our solutions is limited; (iii) delays or limitations on our ability to timely introduce solutions that are cost effective, feature-rich, stable, and attractive to our customers within forecasted development budgets; (iv) our successful implementation and execution of new and different processes involving the design, development, and manufacturing of complex electronic systems composed of hardware, firmware, and software that works seamlessly and continuously in a wide variety of environments and with multiple devices; (v) failure of UCC solutions generally, or our solutions in particular, to be adopted with the breadth and speed we anticipate; (vi) our sales model and expertise must successfully evolve to support complex integration of hardware and software with UCC infrastructure consistent with changing customer purchasing expectations; (vii) as UCC becomes more widely adopted we anticipate that competition for market share will increase, particularly given that some competitors may have superior technical and economic resources; (viii) sales cycles for more complex UCC deployments are longer as compared to our traditional Enterprise products; (ix) our inability to timely and cost-effectively adapt to changing business requirements may impact our profitability in this market and our overall margins; and (x) our failure to expand our technical support capabilities to support the complex and proprietary platforms in which our UCC products are and will be integrated;

•	volatility in prices from our suppliers, including our manufacturers located in China, which have in the past and could in the future negatively affect our profitability and/or market share;

•	fluctuations in foreign exchange rates;

•	the bankruptcy or financial weakness of distributors or key customers, or the bankruptcy of or reduction in capacity of our key suppliers;

•	seasonality in one or more of our product categories;

•	general global macroeconomic and geo-political conditions, including but not limited to, fluctuations in the stock markets generally; and

•	slowdowns or downturns in economic conditions generally and in the market for consumer electronics, including voice, video and content solutions.

For more information concerning these and other possible risks, please refer to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 9, 2018 and other filings with the Securities and Exchange Commission, as well as recent press releases. The Securities and Exchange Commission filings can be accessed over the Internet at http://www.sec.gov/edgar/searchedgar companysearch.html.

About Plantronics

Plantronics is an audio pioneer and a leader in the communications industry. Plantronics technology creates rich, natural, people-first audio and collaboration experiences so good ideas can be shared and heard-wherever, whenever and however they happen. The company’s portfolio of integrated communications and collaboration solutions spans headsets, software, desk phones, audio and video conferencing, analytics and services. Our solutions are used worldwide by consumers and businesses alike and are the leading choice for every kind of workspace. For more information visit plantronics.com.

Plantronics is a registered trademark of Plantronics. The Bluetooth name and the Bluetooth trademarks are owned by Bluetooth SIG, Inc. and are used by Plantronics under license. All other trademarks are the property of their respective owners.

Plantronics Investor Contact:

Will Zelver
Manager, Investor Relations & External Reporting
+1 (831) 420-3168

Plantronics Media Contact:

George Gutierrez
Sr. Director, Global Communications & Content Strategy
+1 (831) 458-7537